As filed with the Securities and Exchange Commission on July 28, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-2153962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2929 California Street
Torrance, California 90503
(310) 212-7910
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)
__________________

Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan
Motorcar Parts of America, Inc. Second Amended and Restated 2010 Incentive Award Plan

(Full title of the plan(s))
__________________

Michael M. Umansky
General Counsel
Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
(310) 212-7910
(Name, address and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 485-1234
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share to be issued under:
2014 Non-Employee Director Incentive Award Plan (1)	342,000	$28.38	$9,705,960	$1,127.83
Second Amended and Restated 2010 Incentive Award Plan (2)	2,000,000	$28.38	$56,760,000	$6,595.51

(1)	The Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan, dated February 23, 2014 (the “2014 Plan”) authorizes the issuance of a maximum of 342,000 shares of common stock.

(2)	The Motorcar Parts of America, Inc. Second Amended and Restated 2010 Incentive Plan, dated February 23, 2014 (the “2010 Plan”) authorizes the issuance of a maximum of 2,750,000 shares of common stock, of which 750,000 shares have been previously registered.

(3)	In the event of a stock split, stock dividend or other transaction involving Motorcar Parts of America, Inc.’s common stock, the number of shares registered hereby shall automatically be increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Company’s common stock on July 24, 2015, which date is within five business days prior to the initial filing of this registration statement, as reported on the NASDAQ Global Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Motorcar Parts of America, Inc. (referred to herein as “our,” “we,” “us,” “the Company” and “the Registrant”) relating to 2,342,000 shares of our common stock, par value $0.01 per share (“Common Stock”), issuable to our eligible directors under our 2014 Non-Employee Director Incentive Award Plan, dated February 23, 2014 (the “2014 Plan”) and issuable to our eligible employees under our Second Amended and Restated 2010 Incentive Award Plan, dated February 23, 2014 (the “2010 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 15, 2015;

(b)	our Current Reports on Form 8-K filed with the SEC on May 1, 2015 and June 8, 2015; and

(c)	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 2, 1994, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report furnished to the SEC on Form 8-K pursuant to Item 2.02 or Item 9.01 shall not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article Seventh of the Restated Certificate of Incorporation of the Registrant provides, in part, that to the extent required by New York Business Corporation Law (“NYBCL”), no director of the Registrant shall have any personal liability to the Registrant or its stockholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seventh of the Restated Certificate of Incorporation of the Registrant.

Article Ninth of the Registrant’s Bylaws provide that the Registrant shall indemnify any person, by reason of the fact that such person is or was a director or officer of the Registrant or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action or a pending action that is settled or otherwise disposed of or (2) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such Section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

The Registrant has entered into indemnity agreements with each of its directors and officers. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant. The Registrant may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Registrant. The Registrant also maintains and pays premiums for directors’ and officers’ liability insurance policies.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan, dated February 23, 2014 (1)

4.2*	Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan Restricted Stock Unit Award Agreement

4.3	Motorcar Parts of America, Inc. Second Amended and Restated 2010 Incentive Award Plan, dated February 23, 2014 (2)

4.4	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Stock Option Agreement (3)

4.5	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Restricted Stock Unit Award Agreement (4)

4.6	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Restricted Stock Award Agreement (5)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page to this registration statement)

________________________________

* Filed herewith.

(1) Incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 3, 2014.

(2) Incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 3, 2014.

(3) Incorporated by reference to Exhibit 4.2 to Registrant’s S-8 filed with the SEC on December 26, 2012.

(4) Incorporated by reference to Exhibit 4.3 to Registrant’s S-8 filed with the SEC on December 26, 2012.

(5) Incorporated by reference to Exhibit 4.4 to Registrant’s S-8 filed with the SEC on December 26, 2012.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on this 28th day of July, 2015.

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Selwyn Joffe
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Motorcar Parts of America, Inc. hereby constitute and appoint Selwyn Joffe and Michael Umansky each with full power to act with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement, and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 28, 2015.

Name	Title	Date

/s/ Selwyn Joffe		July 28, 2015
Selwyn Joffe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Lee		July 28, 2015
David Lee	Chief Financial Officer (Principal Financial Officer)

/s/ Kevin Daly		July 28, 2015
Kevin Daly	Chief Accounting Officer (Principal Accounting Officer)

/s/ Mel Marks		July 28, 2015
Mel Marks	Director

/s/ Scott Adelson		July 28, 2015
Scott Adelson	Director

/s/ Rudolph Borneo		July 28, 2015
Rudolph Borneo	Director

/s/ Philip Gay		July 28, 2015
Philip Gay	Director

S-1

/s/ Duane Miller		July 28, 2015
Duane Miller	Director

/s/ Jeffrey Mirvis		July 28, 2015
Jeffrey Mirvis	Director

S-2

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
4.1	Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan, dated February 23, 2014 (1)

4.2*	Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan Restricted Stock Unit Award Agreement

4.3	Motorcar Parts of America, Inc. Second Amended and Restated 2010 Incentive Award Plan, dated February 23, 2014 (2)

4.4	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Stock Option Agreement (3)

4.5	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Restricted Stock Unit Award Agreement (4)

4.6	Motorcar Parts of America, Inc. 2010 Incentive Award Plan Restricted Stock Award Agreement (5)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page to this registration statement)
________________________________

* Filed herewith.

(1) Incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 3, 2014.

(2) Incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 3, 2014.

(3) Incorporated by reference to Exhibit 4.2 to Registrant’s S-8 filed with the SEC on December 26, 2012.

(4) Incorporated by reference to Exhibit 4.3 to Registrant’s S-8 filed with the SEC on December 26, 2012.

(5) Incorporated by reference to Exhibit 4.4 to Registrant’s S-8 filed with the SEC on December 26, 2012.